Exhibit 99.1

Kustom Entertainment, Inc. Reports Significant Financial Improvements for Fiscal Year 2025 and Files Annual Report on Form 10-K

Company Highlights $11.9 Million Improvement in Net Loss, Strategic Divestiture of Non-Core Assets, and Forbes Recognition for TicketSmarter

OVERLAND PARK, KS – April 13, 2026 – Kustom Entertainment, Inc. (NASDAQ: KUST) (“Kustom” or the “Company”), a leader in live entertainment and digital ticketing, today announced its financial results for the fiscal year ended December 31, 2025. The Company also confirmed the filing of its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC).

2025 marked a transformative year for Kustom, characterized by a sharp reduction in net losses, the successful divestiture of non-core business segments, and a concentrated strategic pivot toward the $100 billion global live entertainment market.

Financial Highlights for Fiscal Year 2025

●	Revenue Growth: Total revenues from continuing operations rose to approximately $13,755,000, an increase of $235,000 year-over-year.

●	Operating Efficiency: Selling, General, and Administrative (SG&A) expenses improved by $2,275,000 year-over-year to approximately $12,230,000 in 2025. This improvement was achieved despite a one-time, non-cash charge of $2,535,000 for goodwill and intangible asset impairment during 2025.

●	Non-Operating Income: Non-operating income increased by $11,440,000 year over year. This was driven primarily by a $4,575,000 improvement in the fair value of warrant derivative liabilities and a $2,715,000 reduction in interest expense.

●	Bottom Line Improvement: Net loss from continuing operations improved by approximately $11,945,000 to $5,955,000 compared to $17,900,000 for the prior fiscal year.

●	Balance sheet: Total stockholders’ equity increased $11.4 million and net working capital position improved by $17.9 million year over year.

Strategic Pivot & Asset Divestitures

Kustom is successfully executing its strategy to exit legacy business lines to focus exclusively on entertainment and proprietary ticketing.

●	The Company recently changed its name to Kustom Entertainment, Inc. further emphasizing its new strategy and focus.

●	Revenue Cycle Management (RCM): The Company closed the sale of its medical billing RCM business effective January 1, 2026. This segment accounted for losses of $1,405,000 in 2025 and $3,820,000 in 2024.

●	Legacy Video Solutions: Kustom has entered into a non-binding Memorandum of Understanding (MOU) to sell its legacy video solutions division to Cycurion, Inc. (NASDAQ: CYCU). If finalized, the transaction is expected to be valued between $6.0 million and $8.5 million, further streamlining Kustom’s balance sheet.

Forbes Recognition for TicketSmarter

On February 6, 2026, Forbes Advisor named TicketSmarter a “Best Resale Site for Tickets.” The expert review specifically lauded the platform’s:

●	Pricing Transparency: Clear communication of total costs, including fees, prior to checkout.

●	Buyer Protections: A 100% Ticket Guarantee ensuring valid tickets or full refunds.

●	Seller-Friendly Terms: Commissions as low as 10% for returning sellers.

●	Massive Reach: Listing visibility across thousands of websites via partner networks.

“We are honored to receive this recognition from Forbes Advisor, which serves as a powerful validation of our fan-first philosophy,” said Stanton Ross, CEO of Kustom Entertainment. “As we continue our strategic pivot to focus exclusively on live events and proprietary ticketing, recognitions like this underscore the value TicketSmarter provides. We remain committed to providing a secure, transparent, and seamless experience for the 125,000+ events we support across North America.”

2026 Country Stampede Music Festival Lineup

Kustom is proud to announce the full lineup for the 2026 Country Stampede Music Festival, celebrating its 30th anniversary on June 25–27, 2026, at the Azura Amphitheater in Bonner Springs, KS.

●	Headliners: Rascal Flatts, Zach Top (2025 CMA New Artist of the Year), and Treaty Oak Revival.

●	Main Stage Support: Scotty McCreery, Wyatt Flores, Tracy Lawrence, Diamond Rio, Jerrod Niemann, Lanie Gardner, Presley & Taylor, and The Wilder Blue.

●	Expanded Experience: The 2026 festival includes a downtown Bonner Springs pre-party, late-night after-parties, and the “Battle of the Bands” finale was in March to determine the opening act for the Main Stage. The battle of the bands winner was Isaac Cole, and he will be opening the festival on the main stage on Thursday June 25th.

●	We also have a Kickoff Party at Hollywood Casino on Wednesday June 24th, and nightly after parties as soon as the main stage ends.

“Kustom Entertainment isn’t just another production company. We pour into each community we visit,” said Matt Tholen, Vice President of Operations. “The 2026 lineup shows how we blend strong headliners, solid support, and real opportunities for emerging artists to build a festival that serves everyone involved.”

Tickets, camping, and VIP experiences are available now at www.CountryStampede.com.

About Kustom Entertainment, Inc.

Kustom Entertainment, Inc. is a leader in live event production and ticketing technology, specializing in large-scale music festivals and end-to-end event management. Its flagship event, Country Stampede, is held annually during June at the Azura Amphitheater in Bonner Springs, Kansas.

The Company also maintains a legacy segment engaged in video solution technology (in-car and body-worn cameras) for law enforcement and security, currently integrating artificial intelligence to enhance its specialized product lines.

For additional information, please visit www.kustoment.com and www.digitalally.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements, except as required by law. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including, without limitation, the risks described in the Company’s 2025 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and the Company undertakes no duty to update this information.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 456-5878